                                                                    Exhibit 99.1

CONTACT:  Timothy S. O'Toole                               FOR IMMEDIATE RELEASE
(513) 762-6702

          ROTO-ROOTER INC. SIGNS LETTER OF INTENT TO ACQUIRE FRANCHISES
                 IN CALIFORNIA, OREGON, ARIZONA, UTAH, AND TEXAS

                  CINCINNATI, August 29, 2003--Roto-Rooter Inc.
(NYSE:RRR) (OTCBB:CHEQP) today announced that it has a signed letter of intent to purchase the Roto-Rooter franchise operations in Orange County and San Diego, Calif.; Eugene, Portland, and
Salem, Ore.; Salt Lake City, Provo, and Park City, Utah; Phoenix
and Tucson, Ariz.; and Dallas and El Paso, Texas.  The revenues from these combined operations total approximately $47 million annually.
                  The franchise operations being acquired serve areas
with a population of 20.6 million.  Once the acquisition has been completed, Roto-Rooter company-owned locations will offer
services in territories encompassing more than 147 million
people, or 52 percent of the U.S. population.  The total Roto-
Rooter system, including franchisees, company-owned branches, and independent contractors, offers services to more than 90 percent of the U.S. population.
                  The acquisition is expected to close in the fourth
quarter of 2003.  The purchase price has not been disclosed.
                  Roto-Rooter President and Chief Executive Officer Kevin
J. McNamara said, "This acquisition marks the accomplishment of a major, stated goal for Roto-Rooter.  This was the largest

franchisee in the Roto-Rooter system and one of the originals, dating back to 1947.  The purchase of these franchise territories enables us to recognize 100 percent of the revenues and income generated.  Previously, our revenues and profits from these
locations were derived from franchise fees."
                  Roto-Rooter Inc. (www.RotoRooter.com), headquartered in
Cincinnati, is a New York Stock Exchange-listed corporation
operating in the residential and commercial repair-and-
maintenance-service industry through two wholly owned
subsidiaries.  Roto-Rooter is North America's largest provider of plumbing and drain cleaning services.  Service America Systems
Inc. provides major-appliance and heating/air-conditioning
repair, maintenance, and replacement services.
                  Statements in this press release or in other Roto-
Rooter communications may relate to future events or Roto-
Rooter's future performance.  Such statements are forward-looking statements and are based on present information Roto-Rooter has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Roto-Rooter does not assume any obligation to update
forward-looking statements based on unanticipated events or
changed expectations.
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